Exhibit 99.1

For Immediate Release
November 2, 2021

TCG BDC, Inc. Announces Third Quarter 2021 Financial Results and Declares Fourth Quarter 2021 Base Dividend of $0.32 Per Common Share and Supplemental Dividend of $0.07 per Common Share

New York - TCG BDC, Inc. (together with its consolidated subsidiaries, “we,” “us,” “our,” “TCG BDC” or the “Company”) (NASDAQ: CGBD) today announced its financial results for its third quarter ended September 30, 2021.

Linda Pace, TCG BDC’s Chief Executive Officer said, "Our third quarter results reflect both the active deal environment and the continued strength in the portfolio. Our credit fundamentals are solid, and this quarter's net asset value is now above pre-pandemic levels, demonstrating strong investment performance through a volatile and challenging credit cycle. We continue to be well positioned to deliver attractive, sustainable income generation and NAV stability for our shareholders.”

Selected Financial Highlights

(dollar amounts in thousands, except per share data)	September 30, 2021	June 30, 2021
Total investments, at fair value	$1,948,206	$1,872,311
Total assets	2,044,170	1,962,166
Total debt	1,061,815	1,001,234
Total net assets	$944,394	$924,831
Net assets per common share	$16.65	$16.14

	For the three month periods ended
	September 30, 2021	June 30, 2021
Total investment income	$43,762	$42,656
Net investment income (loss)	22,086	21,637
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities	25,534	21,231
Net increase (decrease) in net assets resulting from operations	$47,620	$42,868

Per weighted-average common share—Basic:
Net investment income (loss), net of preferred dividend	$0.39	$0.38
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities	0.48	0.39
Net increase (decrease) in net assets resulting from operations attributable to common stockholders	$0.87	$0.77
Weighted-average shares of common stock outstanding—Basic	53,955,338	54,537,840
Base dividends declared per common share	$0.32	$0.32
Supplemental dividends declared per common share	$0.06	$0.04

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Third Quarter 2021 Highlights
(dollar amounts in thousands, except per share data)
•Net investment income, net of the preferred dividend, for the three month period ended September 30, 2021 was $21,211, or $0.39 per common share, as compared to $20,762, or $0.38 per common share, for the three month period ended June 30, 2021.
•Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities for the three month period ended September 30, 2021 was $25,534, or $0.48 per share, as compared to $21,231, or $0.39 per share, for the three month period ended June 30, 2021.
•Net increase (decrease) in net assets resulting from operations attributable to common stockholders for the three month period ended September 30, 2021 was $46,745, or $0.87 per common share, as compared to $41,993, or $0.77 per share, for the three month period ended June 30, 2021.
•Net asset value per common share for the quarter ended September 30, 2021 increased 3.2% to $16.65 from $16.14 as of June 30, 2021, and is 0.5% higher than the $16.56 reported as of December 31, 2019, prior to the onset of the global pandemic.
•During the three month period ended September 30, 2021, the Company repurchased and extinguished 0.5 million shares of the Company's common stock pursuant to the Company’s previously announced $150 million stock repurchase program at an average cost of $13.65 per share, or $6.8 million in the aggregate, resulting in accretion to net assets per share of $0.02. As of September 30, 2021, there was $32.7 million remaining under the stock repurchase program.
•On November 1, 2021, the Board of Directors declared a base quarterly common dividend of $0.32 plus a supplemental common dividend of $0.07, which are payable on January 14, 2022 to common stockholders of record on December 31, 2021.

Portfolio and Investment Activity
(dollar amounts in thousands, except per share data, unless otherwise noted)

As of September 30, 2021, the fair value of our investments was approximately $1,948,206, comprised of 163 investments in 123 portfolio companies/investment fund across 28 industries. This compares to the Company’s portfolio as of June 30, 2021, as of which date the fair value of our investments was approximately $1,872,311, comprised of 161 investments in 118 portfolio companies/investment fund across 27 industries.
As of September 30, 2021 and June 30, 2021, investments consisted of the following:

	September 30, 2021		June 30, 2021
Type—% of Fair Value	Fair Value	% of Fair Value	Fair Value	% of Fair Value
First Lien Debt	$1,275,553	65.5%	$1,246,018	66.5%
Second Lien Debt	352,570	18.1	313,130	16.7
Equity Investments	52,665	2.7	53,379	2.9
Investment Funds	267,418	13.7	259,784	13.9
Total	$1,948,206	100.0%	$1,872,311	100.0%
The following table shows our investment activity for the three month period ended September 30, 2021:

	Funded		Sold/Repaid
Principal amount of investments:	Amount	% of Total	Amount	% of Total
First Lien Debt	$217,652	78.6%	$(195,020)	90.6%
Second Lien Debt	58,857	21.2%	(18,230)	8.5
Equity Investments	446	0.2	(1,870)	0.9
Investment Funds	—	—	—	—
Total	$276,955	100.0%	$(215,120)	100.0%
Overall, total investments at fair value increased by 4.1%, or $75,895, during the three month period ended September 30, 2021 after factoring in repayments, sales, net fundings on revolvers and delayed draws and net change in unrealized appreciation (depreciation).

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As of September 30, 2021, the total weighted average yield for our first and second lien debt investments on an amortized cost basis was 7.69%, which includes the effect of accretion of discounts and amortization of premiums and are based on interest rates as of September 30, 2021. As of September 30, 2021, on a fair value basis, approximately 1.5% of our debt investments bear interest at a fixed rate and approximately 98.5% of our debt investments bear interest at a floating rate, which primarily are subject to interest rate floors.

The Company has investments in two credit funds, Middle Market Credit Fund, LLC (“Credit Fund”) and Middle Market Credit Fund II, LLC (“Credit Fund II”), which represented 13.7% of the Company's total investments at fair value.

Total investments at fair value held by Credit Fund, which is not consolidated with the Company, decreased by 1.7%, or $18,993, during the three month period ended September 30, 2021 after factoring in repayments, sales, net fundings on revolvers and delayed draws and net change in unrealized appreciation (depreciation). As of September 30, 2021, Credit Fund had total investments at fair value of $1,078,265, which were comprised 100.0% of first lien senior secured loans at fair value. As of September 30, 2021, on a fair value basis, 100.0% of Credit Fund’s debt investments bear interest at a floating rate, which primarily are subject to interest rate floors.
As of September 30, 2021, total investments at fair value held by Credit Fund II, which is not consolidated with the Company, decreased by $166 during the three month period ended September 30, 2021 after factoring in repayments, sales, and net change in unrealized appreciation (depreciation). As of September 30, 2021, Credit Fund II had total investments at fair value of $244,388, which comprised 89.2% of first lien senior secured loans and 10.8% of second lien senior secured loans at fair value. As of September 30, 2021, on a fair value basis, approximately 2.2% of Credit Fund II’s debt investments bear interest at a fixed rate and approximately 97.8% of Credit Fund II’s debt investments bear interest at a floating rate, which primarily are subject to interest rate floors.
As part of the monitoring process, our Investment Adviser has developed risk policies pursuant to which it regularly assesses the risk profile of each of our debt investments and rates each of them based on the following categories, which we refer to as “Internal Risk Ratings”. Key drivers of internal risk ratings include financial metrics, financial covenants, liquidity and enterprise value coverage.
Internal Risk Ratings Definitions

Rating	Definition
1	Borrower is operating above expectations, and the trends and risk factors are generally favorable.

2	Borrower is operating generally as expected or at an acceptable level of performance. The level of risk to our initial cost bases is similar to the risk to our initial cost basis at the time of origination. This is the initial risk rating assigned to all new borrowers.

3	Borrower is operating below expectations and level of risk to our cost basis has increased since the time of origination. The borrower may be out of compliance with debt covenants. Payments are generally current although there may be higher risk of payment default.

4	Borrower is operating materially below expectations and the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due, but generally not by more than 120 days. It is anticipated that we may not recoup our initial cost basis and may realize a loss of our initial cost basis upon exit.

5	Borrower is operating substantially below expectations and the loan’s risk has increased substantially since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. It is anticipated that we will not recoup our initial cost basis and may realize a substantial loss of our initial cost basis upon exit.
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Our Investment Adviser monitors and, when appropriate, changes the investment ratings assigned to each debt investment in our portfolio. Our Investment Adviser reviews our investment ratings in connection with our quarterly valuation process. The following table summarizes the Internal Risk Ratings of our debt portfolio as of September 30, 2021 and June 30, 2021:

	September 30, 2021		June 30, 2021
	Fair Value	% of Fair Value	Fair Value	% of Fair Value
(dollar amounts in millions)
Internal Risk Rating 1	$3.8	0.2%	$6.0	0.4%
Internal Risk Rating 2	1,245.1	76.5	1,157.7	74.3
Internal Risk Rating 3	311.8	19.2	333.7	21.4
Internal Risk Rating 4	28.1	1.7	26.5	1.7
Internal Risk Rating 5	39.4	2.4	35.2	2.3
Total	$1,628.1	100.0%	$1,559.1	100.0%
As of September 30, 2021 and June 30, 2021, the weighted average Internal Risk Rating of our debt investment portfolio was 2.3 and 2.3, respectively.

Consolidated Results of Operations
(dollar amounts in thousands, except per share data)
Total investment income for the three month periods ended September 30, 2021 and June 30, 2021 was $43,762 and $42,656, respectively. This $1,106 net increase was primarily due to higher core interest income from a higher average investment balance.

Total expenses for the three month periods ended September 30, 2021 and June 30, 2021 were $21,676 and $21,019, respectively. This $657 net increase during the three month period ended September 30, 2021 was mainly due to an increase in interest expense in the three month period ended September 30, 2021.

During the three month period ended September 30, 2021, the Company recorded a net realized and unrealized gain of $25,534. This was driven by improving credit fundamentals, realized gains on equity co-investments, and an increase in value of the Company's investment in Credit Fund.

Liquidity and Capital Resources
(dollar amounts in thousands, except per share data)

As of September 30, 2021, the Company had cash, cash equivalents and restricted cash of $46,164, notes payable and senior unsecured notes (before debt issuance costs) of $449,200 and $190,000, respectively, and secured borrowings outstanding of $425,545. As of September 30, 2021, the Company had $262,455 of remaining unfunded commitments and $261,252 available for additional borrowings under its revolving credit facilities, subject to leverage and borrowing base restrictions.

Dividends

On November 1, 2021, the Board of Directors declared a base quarterly common dividend of $0.32 plus a supplemental common dividend of $0.07, which are payable on January 14, 2022 to common stockholders of record on December 31, 2021.
On September 30, 2021, the Company declared and paid a cash dividend on the Preferred Stock for the period from July 1, 2021 to September 30, 2021 in the amount of $0.438 per Preferred Share to the holder of record on September 30, 2021.
Conference Call

The Company will host a conference call at 11:00 a.m. EDT on Wednesday, November 3, 2021 to discuss these quarterly financial results. The call and webcast will be available on the TCG BDC website at tcgbdc.com. The call may be accessed by dialing +1 (866) 394-4623 (U.S.) or +1 (409) 350-3158 (international) and referencing “TCG BDC Financial Results Call.” The conference call will be webcast simultaneously via a link on TCG BDC’s website and an archived replay of the webcast also will be available on the website soon after the live call for 21 days.
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TCG BDC, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(dollar amounts in thousands, except per share data)

	September 30, 2021	June 30, 2021
	(unaudited)
ASSETS
Investments, at fair value
Investments—non-controlled/non-affiliated, at fair value (amortized cost of $1,669,617 and $1,609,860, respectively)	$1,643,584	$1,579,256
Investments—non-controlled/affiliated, at fair value (amortized cost of $38,582 and $38,417, respectively)	30,410	28,562
Investments—controlled/affiliated, at fair value (amortized cost of $288,056 and $288,051, respectively)	274,212	264,493
Total investments, at fair value (amortized cost of $1,996,255 and $1,936,328, respectively)	1,948,206	1,872,311
Cash, cash equivalents and restricted cash	46,164	59,404
Receivable for investment sold/repaid	23,235	5,769
Deferred financing costs	3,256	3,386
Interest receivable from non-controlled/non-affiliated investments	13,486	11,388
Interest receivable from non-controlled/affiliated investments	581	578
Interest and dividend receivable from controlled/affiliated investments	7,866	7,961
Prepaid expenses and other assets	1,376	1,369
Total assets	$2,044,170	$1,962,166
LIABILITIES
Secured borrowings	$425,545	$365,060
2015-1R Notes payable, net of unamortized debt issuance costs of $2,479 and $2,541, respectively	446,721	446,659
Senior Notes, net of unamortized debt issuance costs of $451 and $485, respectively)	189,549	189,515
Payable for investments purchased	68	875
Interest and credit facility fees payable	3,045	2,463
Dividend payable	20,388	19,502
Base management and incentive fees payable	11,752	11,391
Administrative service fees payable	661	373
Other accrued expenses and liabilities	2,047	1,497
Total liabilities	1,099,776	1,037,335

NET ASSETS
Cumulative convertible preferred stock, $0.01 par value; 2,000,0000 shares authorized; 2,000,000 shares issued and outstanding as of September 30, 2021 and June 30, 2021	50,000	50,000
Common stock, $0.01 par value; 198,000,000 shares authorized; 53,714,444 and 54,210,315 shares issued and outstanding at September 30, 2021 and June 30, 2021, respectively	537	542
Paid-in capital in excess of par value	1,060,955	1,067,720
Offering costs	(1,633)	(1,633)
Total distributable earnings (loss)	(165,465)	(191,798)
Total net assets	$944,394	$924,831
NET ASSETS PER COMMON SHARE	$16.65	$16.14
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TCG BDC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollar amounts in thousands, except per share data)
(unaudited)

	For the three month periods ended
	September 30, 2021	June 30, 2021
Investment income:
From non-controlled/non-affiliated investments:
Interest income	$35,387	$32,661
Other income	750	2,401
Total investment income from non-controlled/non-affiliated investments	36,137	35,062
From non-controlled/affiliated investments:
Interest income	47	45
Other income	2	3
Total investment income from non-controlled/affiliated investments	49	48
From controlled/affiliated investments:
Interest income	46	55
Dividend income	7,523	7,488
Other income	7	3
Total investment income from controlled/affiliated investments	7,576	7,546
Total investment income	43,762	42,656
Expenses:
Base management fees	7,233	6,991
Incentive fees	4,516	4,420
Professional fees	836	917
Administrative service fees	400	375
Interest expense	7,519	7,055
Credit facility fees	435	505
Directors’ fees and expenses	154	150
Other general and administrative	420	467
Total expenses	21,513	20,880
Net investment income (loss) before taxes	22,249	21,776
Excise tax expense	163	139
Net investment income (loss)	22,086	21,637
Net realized gain (loss) and net change in unrealized appreciation (depreciation) on investments and non-investment assets and liabilities:
Net realized gain (loss) from:
Non-controlled/non-affiliated investments	7,565	1,944
Controlled/affiliated investments	—	1
Currency gains (losses) on non-investment assets and liabilities	(9)	(56)
Net change in unrealized appreciation (depreciation) on investments:
Non-controlled/non-affiliated	4,574	16,338
Non-controlled/affiliated	1,683	890
Controlled/affiliated	9,730	2,060
Net change in unrealized currency gains (losses) on non-investment assets and liabilities	1,991	54
Net realized and unrealized gain (loss) on investments and non-investment assets and liabilities	25,534	21,231
Net increase (decrease) in net assets resulting from operations	47,620	42,868
Preferred stock dividend	875	875
Net increase (decrease) in net assets resulting from operations attributable to Common Stockholders	$46,745	$41,993
Basic and diluted earnings per common share:
Basic	$0.87	$0.77
Diluted	$0.80	$0.72
Weighted-average shares of common stock outstanding:
Basic	53,955,338	54,537,840
Diluted	59,230,725	59,805,142
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About TCG BDC, Inc.

TCG BDC is an externally managed specialty finance company focused on lending to middle-market companies. TCG BDC is managed by Carlyle Global Credit Investment Management L.L.C., an SEC-registered investment adviser and a wholly owned subsidiary of The Carlyle Group Inc. Since it commenced investment operations in May 2013 through September 30, 2021, TCG BDC has invested approximately $6.9 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. TCG BDC’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies. TCG BDC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Web: tcgbdc.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” “plans,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions to identify forward-looking statements, although not all forward-looking statements include these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. You should not place undue reliance on these forward-looking statements, which speak only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors:	Media:
L. Allison Rudary	Brittany Berliner
+1-212-813-4756 allison.rudary@carlyle.com	+1-212-813-4839 brittany.berliner@carlyle.com
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